Exhibit 10.14
ANNEX A
FORM OF PROMISSORY NOTE
Promissory Note

US$1,002,691.90	Irvine, California
June 18, 2008
FOR VALUE RECEIVED, ChromaDex, Inc., a California corporation having its principal place of business at 10005 Muirlands Blvd., Suite G, First Floor, Irvine, CA 92618 USA (“Borrower”), promises to pay to the order of Bayer Innovation GmbH (“Lender”), on or before December 20, 2008 (the “Maturity Date”), the principal sum of US$1,002,691.90, such amount evidencing the purchase price payable by Borrower to Lender pursuant to that certain Stock Redemption Agreement dated as of June 18, 2008 between Borrower and Lender.
This Note shall be due and payable in full, and shall be non-interest bearing provided that Borrower timely repays the entire principal sum owing, on or before the Maturity Date. If this Note is not paid in full when due, Borrower shall pay interest on the overdue principal at the rate of one and one half percent (1 1/2%) per month beginning January 1, 2009 until all amounts outstanding under this Note have been paid in full, or at the maximum rate permitted by applicable law, whichever is less. Interest shall be computed on the basis of the actual number of days outstanding on the basis of a year consisting of 360 days. Borrower may prepay this Note without premium or penalty. All payments received on account of this Note shall be first applied to accrued and unpaid interest, if any, and the remainder shall be applied to the reduction of principal.
If any amount due under this Note is not timely paid in accordance with this Note, Lender may in its discretion exercise any and all rights and remedies, now or in the future available to it, whether under this Note, at law or in equity.
All payments of principal and interest hereunder shall be made to Bayer Innovation GmbH, Deutsche Bank Leverkusen for credit to Lender’s account or such other account as directed by Lender, in lawful money of the United States of America and in immediately available funds, without setoff, counterclaim, withholding or deduction of any kind whatsoever. Any payment due hereunder on a day which is not a business day shall be made on the next succeeding business day.
Exhibit A

Borrower hereby waives presentment, demand, notice, protest and all other demands or notices in connection with the delivery, acceptance, performance, default or enforcement of the Note. No course of action or delay or omission of the holder in exercising any right or remedy shall constitute or be deemed to be a waiver of any right or remedy hereunder, and a waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion. The Borrower agrees to pay on demand all reasonable costs and expenses, including attorneys’ costs and fees, incurred or paid by the holder in connection with the enforcement of this Note. This Note shall be binding upon the successor to Borrower as a result of any merger or consolidation to which Borrower may be a party. This Note shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles. Borrower submits to the exclusive jurisdiction of the state and federal courts located in Pittsburgh, Pennsylvania in respect of any enforcement action or other dispute arising in respect of this Note.

ChromaDex, Inc.
By:	/s/ Frank Jaksch
	Name:	Frank Jaksch
Its: President & CEO

Exhibit A